===============================================================================
                       SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

-----------------------------------------------------------------------------
                          HUDSON FOODS, INC.
           (Name of Registrant as Specified in its Charter)
-----------------------------------------------------------------------------

                          TOMMY D. REYNOLDS
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
          -------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:  N/A
          -------------------------------------------------------------------
     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* N/A
          -------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:  N/A
          -------------------------------------------------------------------
 * Set forth the amount on which the filing fee is calculated and state how it was determined:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:  $0.00
     (2)  Form, Schedule or Registration Statement No.:  N/A
     (3)  Filing Party:  N/A
     (4)  Date Filed:  N/A
===============================================================================

                            HUDSON FOODS, INC.
                             1225 HUDSON ROAD
                          ROGERS, ARKANSAS 72756


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             FEBRUARY 9, 1996


To the Stockholders of Hudson Foods, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders of Hudson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Continuing Education Center, East and Center Streets,
Fayetteville, Arkansas, on Friday, February 9, 1996, at 10:00 A.M., local time, for the following purposes:

    1.    To elect eight directors to serve for the ensuing year.

    2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Record Date

    Only stockholders of record at the close of business on December 13, 1995, will be entitled to vote at the Annual Meeting and any adjournment thereof.

    The Company's Proxy Statement and Annual Report are submitted herewith.

                                      By Order of the Board of Directors




                                                    TOMMY D. REYNOLDS
                                                         Secretary
Rogers, Arkansas
December 20, 1995

                        YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                           HUDSON FOODS, INC.
                            1225 HUDSON ROAD
                         ROGERS, ARKANSAS 72756


            PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                   FEBRUARY 9, 1996 AND ADJOURNMENTS


SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy, for use only at the Annual Meeting of Stockholders to be held at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas, on Friday, February 9, 1996, at 10:00 A.M., local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of Hudson Foods, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

    Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by giving written notice to Tommy D. Reynolds, Secretary of the Company. A proxy may also be revoked by the execution of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted. Where a stockholder has specified a choice with respect to any matter to be acted upon at the meeting, such shares will be voted in accordance with the stockholder's wishes.

    The approximate date this Proxy Statement is first being mailed to stockholders is December 28, 1995.

OUTSTANDING STOCK AND VOTING RIGHTS

    At the Annual Meeting, each stockholder will be entitled to one vote for each share of Class A common stock, $.01 par value ("Class A common stock"), and ten votes for each share of Class B common stock, $.01 par value ("Class B common stock"), owned of record at the close of business on December 13, 1995. The outstanding stock of the Company as of December 13, 1995, totaled 20,470,573 shares of Class A common stock and 9,602,672 shares of Class B common stock. Votes may be cast in person or by proxy. The stock transfer books of the Company will not be closed.

    The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the director nominees while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD AUTHORITY." If you wish your shares to be voted for some nominees and not for one or more of the others, indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) in the space provided on the form of proxy.

    Although shares represented by proxies containing abstentions or indicating broker non-votes will be considered as present at the meeting for purposes of determining the presence of a quorum, abstentions and broker non-votes will not otherwise be counted on any matters submitted to a vote at the meeting.

ELECTION OF DIRECTORS

NOMINEES

    The Company's By-Laws provide that the number of directors constituting the Board of Directors shall be not less than three nor more than 15, as determined by the Board of Directors. The Board's size is currently set at eight members.

    The Company's directors each serve for a term of one year and until their successors shall be elected and qualified. The following slate of eight nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.


Name                     Age                       Experience
----------------------  -----  -------------------------------------------------
James T. Hudson          71    Chairman of the Board and Chief Executive Officer
                               of the Company since its organization in February
                               1972.  President of the Company from its
                               organization until October 1985.  Prior to 1972,
                               was with Ralston Purina for 26 years, the last
                               seven as Operating Director of the West Central
                               Region.  Chairman of the Board of the National
                               Broiler Council from 1982 to 1984. Past President
                               of the Arkansas Poultry Federation.

Michael T. Hudson        48    President of the Company since October 1985;
                               Chief Operating Officer since August  1987.
                               Prior to joining the Company in 1972, was
                               employed for two years in the Southeast Region of
                               Ralston Purina's poultry operations.  Since
                               joining the Company, has served as Vice President
                               -- Sales, Vice President -- Sales and Marketing
                               and Vice President -- Production.  Director since
                               1972.

Charles B. Jurgensmeyer  52    Chief Financial Officer and Executive Vice
                               President of the Company.  Prior to joining
                               Hudson in 1972, was employed in the West Central
                               Region of Ralston Purina's poultry operations for
                               seven years, primarily in finance and accounting
                               positions. Has previously served as
                               Secretary/Treasurer and Controller of the
                               Company.  Director since July 1985.

Elmer W. Shannon         74    Began service with the Company in 1972 as
                               Marketing Manager. Retired as Vice President and
                               Director of Marketing in April 1984. Subsequently
                               retained by the Company as a consultant. Director
                               since December 1986.

Jerry L. Hitt            49    Physician.  Engaged in family practice at Rogers
                               Medical Center, Rogers, Arkansas since 1971.
                               Director since November 1989.

Name                     Age                       Experience
----------------------  -----  -------------------------------------------------
Kenneth N. May           65    Consultant.  Vice President -- Research and
                               Quality Assurance of Holly Farms Foods, Inc. from
                               September 1973 through September 1985; President
                               and Chief Executive Officer of Holly Farms Foods,
                               Inc. from October 1985 through January 1988; and
                               Chairman and Chief Executive Officer of Holly
                               Farms Foods, Inc. from January 1988 through
                               August 1989. Subsequently retained by the Company
                               as a consultant.  Director since December 1989.
                               Dr. May also serves as a director of Embrex, Inc.

James R. Hudson          37    Vice President-Director of Transportation since
                               September 1992. Served as the Company's Director
                               of Fleet Operations from November 1984 until
                               August 1992.  Director since November 1992.
                               Previously served as Director from July 1985
                               until December 1985.

Jane M. Helmich          44    Homemaker.  Director since November 1992.

    Each of the foregoing nominees is currently serving as a director of the Company and was elected at the Company's most recent Annual Meeting. Each nominee has been employed as described above for at least the past five years. James T. Hudson is the father of Michael T. Hudson, James R. Hudson and Jane M. Helmich; there are no other family relationships among the foregoing nominees. By reason of his ownership, directly and beneficially, of shares of the Company's Class A common stock and Class B common stock, James T. Hudson is deemed to be a control person of the Company. None of the companies or organizations listed opposite the name of any director above is a parent, subsidiary or affiliate of the Company.

    Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing nominees as directors. The Board of Directors does not contemplate that any of said nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the persons named as proxies shall have the authority to vote for the election of any other person.

MEETINGS AND COMMITTEES

    The Board of Directors held four meetings in fiscal 1995. Each director was present for at least 75 percent of such meetings and the meetings held by all committees of the board on which he or she served. The Company pays outside directors an annual fee of $10,000 and $500 plus expenses for each meeting attended.

    The Board maintains a standing Audit Committee; Dr. Hitt is currently its sole member. The Audit Committee is charged with annually reviewing transactions between the Company and its corporate officers and performing such additional duties as may be required by the rules of the New York Stock Exchange or as may be specifically assigned from time to time by the Board. The Audit Committee held two meetings during fiscal 1995.

    The Company has a Compensation Committee whose primary function is to establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. This committee, comprised of James T. Hudson (Chairman), Michael T. Hudson and Charles B.
Jurgensmeyer, held one meeting during fiscal 1995.

    The Company does not have a standing nominating committee. The Board nominates persons to stand for election as directors. The Board will consider suggestions for names of possible future nominees made in writing by stockholders and sent to the Secretary of the Company so that they are received on or before November 1 in any year.

PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of December 1, 1995, the beneficial ownership of the Company's outstanding Class A common stock and Class B common stock by each of the Company's directors, each executive officer listed in the Summary Compensation Table, all directors and officers of the Company as a group, and each person other than a director known by the Company to be the beneficial owner of more than 5 percent of its outstanding Class A common stock or Class B common stock.

                                                          CLASS A STOCK/(1)/
                        --------------------------------------------------------
                                      Number of                   Percent of
                                    Shares Owned                 Class Owned
        Name                        Beneficially                 Beneficially
--------------------------------------------------------------------------------
James T. Hudson                  9,042,028/(2)(3)(8)/                32.2%
Michael T. Hudson                  789,878/(3)(5)(8)/                 3.7
Charles B. Jurgensmeyer            736,716/(3)/                       3.6
Elmer W. Shannon                    47,443/(3)/                        *
Jerry L. Hitt                       26,175/(3)/                        *
Kenneth N. May                      28,805/(3)/                        *
James R. Hudson                    604,500/(3)(6)(8)/                 2.9
Jane M. Helmich                    655,825/(3)(6)(7)(8)/              3.1
Donard W. Perkins                   59,351/(3)/                        *
All directors and officers
   as a group (12 persons)      11,587,881                           38.4
--------------------------------------------------------------------------------


           CLASS B STOCK/(1)/
-----------------------------------
      Number of     Percent of
    Shares Owned   Class Owned
    Beneficially   Beneficially
-----------------------------------
   9,600,000/(4)/    99.9%
     750,000          7.8
       --              --
       --              --
       --              --
       --              --
     600,000          6.3
     600,000          6.3
       --              --

   9,600,000         99.9
-----------------------------------

* Less than 1 percent of the outstanding shares of the Company's Class A common stock.

FOOTNOTES TO PRINCIPAL STOCKHOLDERS' TABLE

    /(1)/ Calculated based on 20,470,573 shares of Class A common stock outstanding and 9,602,672 shares of Class B common stock outstanding as of December 1, 1995. However, for purposes of computing the beneficial ownership of any individual, it was assumed that such individual had exercised all options and/or made all conversions by which that individual had the right, within the 60 days following December 1, 1995, to acquire shares of Class A common stock. The group total similarly assumes that all directors and officers had exercised their options and/or made conversions for shares of Class A common stock. All amounts reflect a three-for-two stock split effected March 27, 1995 for stockholders of record as of February 28, 1995.

    /(2)/ James T. Hudson holds 56,028 shares of Class A common stock in his own name. He has rights under revocable proxies to vote 1,330,000 shares of Class A common stock, which are held in blocks of 650,000 by Charles B. Jurgensmeyer and 680,000 by a third party no longer affiliated with the Company. Mr. Hudson's wife holds 1,500 shares of Class A common stock in her own name. Because of the revocable proxies and Mrs. Hudson's stock ownership, Mr. Hudson is considered beneficially to own 1,331,500 shares of Class A common stock. Mr. Hudson has disclaimed beneficial ownership of those shares. Mr. Hudson also holds a total of 7,650,000 shares of Class B common stock, which may be converted at any time into a like number of shares of Class A common stock, and is thus considered to own the shares of Class A common stock into which his shares of Class B common stock may be converted.

    /(3)/ Includes shares of Class A common stock that the named individual may acquire within the next 60 days by exercise of stock options, in the following amounts: James T. Hudson, 4,500; Michael T. Hudson, 39,428; Charles B. Jurgensmeyer, 39,428; Elmer W. Shannon, 6,000; Jerry L. Hitt, 13,500; Kenneth N. May, 6,000; James R. Hudson, 4,500; Jane M. Helmich, 39,428 (through the exercise of options held by her husband, Larry E. Helmich); and Donard W. Perkins, 1,500.

    /(4)/ James T. Hudson holds 7,650,000 shares of Class B common stock in his own name. In addition, Mr. Hudson has rights under revocable proxies to vote another 1,950,000 shares, which are held in blocks of 600,000 each by James R. Hudson and Jane M. Helmich, and 750,000 shares by Michael T. Hudson, and thus is considered a beneficial owner of those shares. James T. Hudson cannot convert those shares of Class B common stock to Class A common stock and, therefore, such shares are not attributed to him as Class A common stock. Mr. Hudson has disclaimed beneficial ownership of the shares for which he holds revocable proxies.

    /(5)/ Michael T. Hudson holds 450 shares of Class A common stock jointly with his children. In addition, Mr. Hudson holds 750,000 shares of Class B common stock, which may be converted at any time into a like number of shares of Class A common stock. Mr. Hudson is thus considered beneficially to own the shares of Class A common stock into which his shares of Class B common stock may be converted.

    /(6)/ James R. Hudson and Jane M. Helmich each hold 600,000 shares of Class B common stock, which may be converted at any time into a like number of shares of Class A common stock. Mr. Hudson and Ms. Helmich are thus considered beneficially to own the shares of Class A common stock into which their shares of Class B common stock may be converted.

    /(7)/ Jane M. Helmich holds 450 shares of Class A common stock as custodian for a minor child, and Ms. Helmich's husband holds 15,947 shares of Class A common stock in his own name. Because of the custodianship and Mr. Helmich's stock ownership, Ms. Helmich is considered beneficially to own 16,397 shares of Class A common stock.

    /(8)/ Such person's address is 1225 Hudson Road, Rogers, Arkansas
72756.

EXECUTIVE OFFICERS

    James T. Hudson, Michael T. Hudson, Charles B. Jurgensmeyer, James
R. Hudson, Donard W. Perkins, Tommy D. Reynolds, and Norbert E. Woodhams currently serve as executive officers of the Company. The first four named individuals also serve as directors, and are described above under the caption "Election of Directors."

    Donard W. Perkins, age 64, has served as Vice President-Director of the Broiler Division since July 1988. Prior to joining the Company, he was Senior Vice President--Processing, Sales & Marketing for Pilgrim's Pride Corporation from 1976 to May 1983; Vice President--General Manager of Spring Valley (a division of Lane Poultry) from May 1983 to December 1986; and Senior Vice President--Processing, Sales & Marketing for Cagle's Inc. from December 1986 until his employment with the Company.

    Tommy D. Reynolds, age 42, has served as Secretary and Treasurer since October 1992, and previously served as Assistant Secretary and Assistant Treasurer beginning in 1986. He has been employed by the Company since May 1979 in various accounting, auditing and finance positions. Mr. Reynolds is a certified public accountant in the state of Arkansas.

    Joe E. Campbell, age 65, served as Vice President--Director of Acquisitions from October 1994 until retiring at the end of fiscal 1995, and previously served as Director of Foodservice Operations since November 1989. Prior to joining Hudson he was Vice President and Chief Operating Officer for Holly Farms Food Service Inc. from 1980 to 1986, and President and Chief Executive Officer of Holly Farms Food Service Inc. from 1986 until his employment with the Company.

    Norbert E. Woodhams, age 49, has served as President of the Specialty Foods Division since the Division's inception in August 1995, and served as President of the Pierre Frozen Foods Division from March 1994 until August 1995. Prior to joining the Company, he was Group Vice President of Tyson Foods Inc., Red Meat Division, from 1991 to March 1994 and President and Chief Executive Officer of Henry House, a division of Holly Farms, Inc., from 1987 to 1991.

EXECUTIVE COMPENSATION

GENERAL

    The Company's philosophy is that total compensation programs for its Chief Executive Officer and other executives should be established by the process used for its other salaried employees, except that a larger portion of executive compensation should be tied directly to the performance of the business.

    The Company also believes that executive compensation should be subject to objective review. It is for this reason that the Compensation Committee of the Board of Directors (the "Committee") was established. The Committee is comprised of James T. Hudson (Chairman), Michael T. Hudson and Charles B. Jurgensmeyer, all executive officers and directors of the Company. Operating within the guidance provided by the Board of Directors, the Committee's role is to assure that the compensation strategy of the Company is aligned with the interest of the stockholders, and the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for senior executives to earn short-term and long-term compensation that reflects both Company and individual performance as well as industry practice.

    The following is a report submitted by the above listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the Company's Chief Executive Officer and its other executive officers for fiscal 1995.

REPORT OF COMPENSATION COMMITTEE

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Base compensation is designed to ensure that the Company can attract and retain high caliber executive officers, and reflects the Company's assessment of compensation levels generally prevailing elsewhere in the market for services of persons performing similar duties. Measurement of corporate performance is primarily based on Company goals, industry performance levels and comparisons with the Company's results in prior years. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, or in which the Company's results improve in comparison to the results of prior years, executive compensation should be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive compensation plans.

    In evaluating annual executive compensation, the Committee examines the Company's overall performance, focusing particularly on sales growth, net margin, return on average stockholders' equity, percentage capitalization through long-term debt, and the Company's current ratio. These factors are compared with designated Company performance goals, prior years' performance and performance of several other publicly-traded companies in the industry. In addition, other factors are taken into consideration, such as cost of living increases, competitors' performance, as well as the individual executive officer's past performance and potential with the Company. Bonus compensation is also tied to performance goals, some of which are specific to the performance of various operating divisions within the Company.

FISCAL 1995 COMPENSATION

    For fiscal 1995, the Company's executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) a bonus pool based upon the performance measurements described above, and (iii) contributions under the Company's broad-based Employee Stock Purchase Plan. Stock options are granted from time to time to members of management, based primarily on such person's potential contribution to the Company's growth and profitability. The Committee feels that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for stockholders since the value of an option bears a direct relationship to the Company's stock price. Contributions by the Company to the Employee Stock Purchase Plan are fixed as a percentage of employee participant contributions.

    The Company's objective is to obtain a financial performance that achieves several goals over time. Specifically, the Company seeks to achieve, over a five-year period, an average compound annual sales growth of 15 percent, an average 3 percent return on sales (net margin), and an average return on average stockholders' equity of 15 percent. Other financial goals are maintaining a current ratio of greater than
1.35 to 1 and keeping long-term obligations less than 50 percent of total capitalization, defined as long-term obligations plus stockholders' equity. The philosophy underlying these goals is that unless targets are set aggressively, they will be too easily met and thus not serve to stimulate the performance the Company expects of its executives. Consequently, failure to achieve any one or more targets in a given year may, in the Committee's opinion, be more reflective of the high standards of achievement set by the Company than other factors.

    During fiscal 1995, the Company achieved sales growth of 15.3 percent over the prior year, a net margin of 3.0 percent, and a return of 13.9 percent on average stockholders' equity. At year-end, the Company's current ratio was 2.55 to 1 and long-term obligations accounted for 29.9 percent of total capitalization. For the five-year period ended with fiscal 1995, the Company achieved an average compound annual sales growth of 12.5 percent, an average net margin of 1.7 percent, and an average return on average stockholders' equity of 9.3 percent. Fiscal 1995 performance achieved all but one stated goal for the year, while drawing the Company closer to its five-year average goals.

    The performance oriented nature of the Company's compensation program is best exemplified by examining the salary paid to James T. Hudson, the Company's Chairman and Chief Executive Officer. See "CEO Compensation" below.

CEO COMPENSATION

    Mr. James T. Hudson has been Chairman and CEO of the Company since its inception in 1972. Consistent with the other executive officers, the structure of Mr. Hudson's compensation package reflects the philosophy of "total compensation and pay for performance" and includes components of both short and long term Company performance. The components of Mr. Hudson's compensation package are reviewed annually and adjusted to reflect both the Company's overall performance and the compensation level perceived by the Committee to prevail among officers performing similar duties with other publicly traded companies.

    Specific performance targets are not fixed and evaluated, but the Committee pays special attention to Mr. Hudson's position as Chairman and CEO of the Company, the Company's overall performance and the strategic decisions of the Company in setting Mr. Hudson's compensation package. The Committee has the discretion to pay an incentive bonus or option grant whether or not any specific performance indicators are met.

CONCLUSION

    The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1995 adequately reflect the Company's compensation goals and policies.

                                      James T. Hudson - Chairman
                                      Michael T. Hudson
                                      Charles B. Jurgensmeyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Each director on the Compensation Committee is also an executive officer of the Company.

    The Company has entered into grower contracts involving poultry farms owned by certain of its officers and directors. The contracts provide for the placement of Company-owned flocks on the farms during the grow-out phase of production. The contracts are identical to those entered into by the Company with non-related parties and are terminable at any time by the Company. The ownership of the farms and the aggregate amounts paid by the Company to members of the Compensation Committee under the grower contracts during fiscal 1995 are as follows:
James T. Hudson (2 farms), $233,000; H&G Farms (50 percent owned by James T. Hudson), $198,000; Michael T. Hudson (1 farm), $130,000; and Charles B. Jurgensmeyer (1 farm), $62,000.

    During fiscal 1995, James T. Hudson owned and leased aircraft to the Company at monthly rates ranging from $80,000 to $90,000 or at the rate of $500 per hour of operation. Each lease provides that the Company shall be responsible for operating costs, insurance, maintenance and taxes. The Company's Board of Directors has determined that the aircraft lease arrangements are as favorable to the Company as those it could otherwise obtain. Mr. Hudson's total payment from the Company for the aircraft leases was $1,708,000 in fiscal 1995.

    The Company has periodically made cash advances to James T. Hudson. Such advances accrue interest at the cost of the Company's short term borrowings at month end, plus 0.5 percent. The largest aggregate amount of these advances during fiscal 1995 was $219,000. At September 30, 1995, these advances totaled $216,000. Additionally, the Company advances premium payments on a life insurance policy covering Mr. Hudson. These premiums will be repaid from the policy proceeds. At September 30, 1995, such premium payment advances totaled $6,084,000.

SUMMARY COMPENSATION TABLE

    The following table sets forth certain summary information concerning the compensation paid by the Company to its Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "named executive officers") during the fiscal years indicated.

SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
     Name and                  Fiscal
Principal Position              Year                 Annual Compensation
--------------------------------------------------------------------------------
                                                                    Other Annual
                                              Salary       Bonus    Compensation
                                            ------------------------------------
James T. Hudson                 1995        $500,000   $  700,000      $24,432
  Chief Executive Officer and   1994         475,000    1,200,000       36,704
  Chairman of the Board         1993         450,000      400,000       47,184

Michael T. Hudson               1995         400,000      525,000       24,240
  President and Chief           1994         350,000      500,000       42,738
  Operating Officer             1993         325,000      350,000       25,536

Charles B. Jurgensmeyer         1995         350,000      425,000        7,884
  Chief Financial Officer and   1994         300,000      400,000        2,610
  Executive Vice President      1993         275,000      300,000       10,716

Donard W. Perkins               1995         189,000      325,836          --
  Vice President - Director     1994         180,000      334,800          --
  of Broiler Division           1993         170,000      185,640          --

James R. Hudson                 1995         175,000      250,000        5,688
  Vice President - Director     1994         168,000      250,000          --
  of Transportation             1993         160,000      200,000          --




 Long-Term          All Other
Compensation      Compensation/(1)/
-----------------------------------

 Options(#)
-----------------------------------
     --              $96,255
     --               75,204
  15,000              68,934

     --                2,100
     --                1,900
  15,000               1,740

     --               40,799
     --               28,010
  15,000              19,780

     --               23,436
     --               13,725
   5,000              10,825

     --                  --
     --                  --
  15,000                 --

/(1)/  Includes the following items of compensation:

       (a) Company's contribution to the named individual's deferred compensation account in the following amounts: Charles B. Jurgensmeyer, $13,319 (fiscal 1995), $6,000 (fiscal 1994),
            $5,500 (fiscal 1993); and Donard W. Perkins, $10,476 (fiscal
            1995), $3,600 (fiscal 1994), $3,400 (fiscal 1993).

       (b) Dollar value benefit premium payments under split-dollar life insurance policies covering the named individual for which the Company will be reimbursed for premiums paid, in the following amounts: James T. Hudson, $96,255 (fiscal
            1995), $75,204 (fiscal 1994), $68,934 (fiscal 1993); Michael
            T. Hudson, $2,100 (fiscal 1995), $1,900 (fiscal 1994),
            $1,740 (fiscal 1993); and Charles B. Jurgensmeyer, $5,910 (fiscal 1995), $5,510 (fiscal 1994), $2,280 (fiscal 1993).

       (c) Company's matching contribution to the named individual under the Company's Employee Stock Purchase Plan in the following amounts: Charles B. Jurgensmeyer, $21,570 (fiscal
            1995), $16,500 (fiscal 1994), $12,000 (fiscal 1993); and
            Donard W. Perkins, $12,960  (fiscal 1995), $10,125 (fiscal
            1994), $7,425 (fiscal 1993).

COMPENSATION PURSUANT TO PLANS

    RETIREMENT PLAN. The Company provides a 401(k) Retirement Plan (the "Retirement Plan") for the benefit of its employees. Participation in the Retirement Plan is by voluntary employee contributions. Participants may contribute up to 15 percent of their gross pay, excluding bonuses, to the Retirement Plan. The Company will match 50 percent of the first 4 percent of each participant's contribution. The assets are invested under the terms of a trust administered by Wells Fargo Bank of San Francisco, California. The Company made no matching contributions for executive officers in fiscal 1995. Contributions for all employees (excluding executive officers) were $1,219,000 in fiscal 1995, $1,070,000 in fiscal 1994, and $848,000 in fiscal 1993.

    EXECUTIVE SALARY DEFERRAL PLAN. In July of 1992, the Company established its Executive Salary Deferral Plan, which is a non-qualified deferred compensation arrangement, exempt from certain restrictions imposed by the Internal Revenue Code on 401(k) plans. Participation in the Executive Salary Deferral Plan is limited to select management and highly compensated employees of the Company. Participants may contribute up to 15 percent of their gross pay, including bonuses, to the Executive Salary Deferral Plan. The Company will match 50 percent of the first 4 percent of each participant's contribution. Assets are held in individual accounts for each participant and these accounts are held in a special trust. The trust assets will become subject to the claims of the Company's general creditors in the event of bankruptcy. The Company's contributions for all executive officers as a group (8 persons) were $33,000 in fiscal 1995, $19,000 in fiscal 1994, and $15,000 in fiscal 1993. Contributions for all employees (excluding executive officers) were $141,000 in fiscal 1995, $79,000 in fiscal 1994, and $55,000 in fiscal 1993.

    SALARY CONTINUATION PLAN. The Company has entered into agreements with 32 past or present key employees providing for the payment of specified benefits in the event of the employee's retirement or death. Generally, a covered employee (or the employee's beneficiary) is entitled to receive a fixed sum annually for the 15 years following the employee's retirement or death. Benefits are not paid for an employee's retirement before reaching age 65, unless the Company's Executive Committee has approved the early retirement. In the event that voting control of the Company ceases to be held by the Hudson family, termination of a covered employee entitles the employee to receive the stated retirement benefits over periods ranging from 15 to 25 years beginning on the later of the employee's termination or attainment of age 55.

    The Salary Continuation Plan Agreements provide annual retirement or death benefits of $100,000 each for James T. Hudson, Michael T. Hudson, Charles B. Jurgensmeyer, James R. Hudson, and Donard W. Perkins.

    LIFE INSURANCE. The Company maintains life insurance policies on its executives, including a split-dollar policy on James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer, in which the beneficiaries have been selected by the executives. Upon the death of each of these executive officers, the Company will be reimbursed by the policy for the amount of premiums paid by the Company.


    EMPLOYEE STOCK PURCHASE PLAN. The Company's Amended and Restated 1990 Employee Stock Purchase Plan (the "Purchase Plan") allows participating full-time employees to purchase Class A common stock on the New York Stock Exchange at market prices. Purchases are made through regular payroll deductions, which may not be less than 1 percent nor more than 10 percent of the participant's gross earnings from the Company. The Company will, subject to certain restrictions in the Purchase Plan, annually contribute in cash and/or Class A common stock up to 15 percent of each participant's aggregate contributions to the Purchase Plan during the preceding ten years, except with respect to any contributions that have been withdrawn by the participant. The Company pays all administrative costs and brokerage commissions for purchases. The Purchase Plan was adopted in July 1990, became effective on the first day of fiscal 1991 and was amended in December 1992, to qualify for an exemption from the automatic application of Section 16 of the Securities Exchange Act.

    Of the approximately 10,300 employees eligible to participate in the Purchase Plan, 1,024 were participants as of the last day of fiscal 1995. The Company's contributions for all executive officers as a group (8 persons) were $56,000 in fiscal 1995, $49,000 in fiscal 1994, and $36,000 in fiscal 1993. The Company's aggregate matching contributions for all employees (excluding executive officers) were $538,000 in fiscal 1995, $366,000 in fiscal 1994, and $254,000 in fiscal 1993.

    STOCK OPTION PLAN.   The Company's Second Amended and Restated 1985
Stock Option Plan (the "Option Plan") has reserved 1,800,000 and 450,000 shares of Class A common stock for issuance under the incentive stock option portion and the non-qualified stock option portion, respectively. Under the Option Plan, a committee of the Board of Directors may grant to "key" employees options to purchase shares of Class A common stock at a price which is no less than 100 percent of the fair market value of such shares on the date of grant (110 percent in the case of individuals holding 10 percent or more of the Company's Class A common stock).
"Key" employees are determined by the committee, and may include directors, executive officers, and other officers and employees of the Company and its subsidiaries. Options must expire no later than the tenth anniversary of the date of grant. Subject to those conditions, the exercise price and the duration of options granted are set by the committee. There were no stock options granted by the Company in fiscal 1995.

    During fiscal 1995, the Company did not make any awards, other than those described above, pursuant to any long-term incentive plans. The Company did not reprice any of its options during fiscal 1995.

    The following table sets forth the options exercised, the value realized and the fiscal year end value of unexercised options for each of the named executive officers.

AGGREGATED OPTION EXERCISES IN FISCAL 1995
AND FISCAL YEAR-END OPTION VALUES/(1)/

                                                                 Options at
                                                             Fiscal Year End(#)
--------------------------------------------------------------------------------
                        Shares Acquired    Value
    Name                 on Exercise (#)  Realized  Exercisable    Unexercisable
--------------------------------------------------------------------------------
James T. Hudson             55,928        $748,037      --            9,000/(4)/
Micheal T. Hudson           21,000         292,698   34,928/(2)/      9,000/(2)/
Charles B. Jurgensmeyer     21,000         292,698   34,928/(2)/      9,000/(2)/
Donard W. Perkins           40,928         677,890      --            3,000/(3)/
James R. Hudson              8,700         153,338      --            9,000/(4)/

  Value of Unexercised In-the-Money
    Options at Fiscal Year End/(5)/
------------------------------------

   Exercisable      Unexercisable
------------------------------------
   $   --              $79,515
    316,590             79,515
    316,590             79,515
       --               26,505
       --               79,515

/(1)/ Reflects a three-for-two stock split effected March 27, 1995 for stockholders of record as of February 28, 1995.

/(2)/ Messrs. Michael T. Hudson and Charles B. Jurgensmeyer's options consist of the following:

     - 21,428 shares granted on April 28, 1988, at $4.667 per share, expiring April 28, 1998, of which 21,428 shares are exercisable.
     - 22,500 shares granted on October 5, 1992, at $5.04 per share, expiring October 5, 1997, of which 13,500 shares are exercisable.

/(3)/  Mr. Donard W. Perkins' options consist of the following:

     - 3,000 shares granted on October 5, 1992, at $5.04 per share, expiring October 5, 1997, of which no shares are exercisable.

/(4)/ Messrs. James T. Hudson and James R. Hudson's options consist of the following:

     - 9,000 shares granted on October 5, 1992, at $5.04 per share, expiring October 5, 1997, of which no shares are exercisable.

/(5)/ Amounts represent the excess of the market value over the exercise price as of September 30, 1995.

COMPANY PERFORMANCE

    The following graph presents a five year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Stock Index ("S&P 500") and an index of peer companies selected by the Company (the "Peer Group").

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
AMONG HUDSON FOODS INC., S & P 500 INDEX, AND PEER GROUP INDEX

                           Hudson
 Measurement Period        Foods         S & P 500       Peer Group
(Fiscal Year Covered)       Inc.           Index           Index
--------------------------------------------------------------------
Base Period 9/90          $100.00         $100.00         $100.00
     9/91                  104.81          131.17          110.70
     9/92                  108.19          145.66          121.92
     9/93                  151.64          164.60          154.53
     9/94                  323.43          170.67          183.45
     9/95                  297.43          221.43          166.80

    The cumulative total return on investment (change in the year end stock price plus reinvested dividends) for each period is based on an assumed initial investment of $100 in stock or the composite index at the end of fiscal 1990.

    The above graph compares the performance of the Company with that of the S&P 500, and the Peer Group with the investment weighted on market capitalization. The Peer Group consists of WLR Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., Golden Poultry Company, Inc. and Cagle's, Inc. These companies were approved by the Compensation Committee.

CERTAIN TRANSACTIONS

    The Company has entered into grower contracts involving poultry farms owned by certain of its officers and directors. The contracts provide for the placement of Company owned flocks on the farms during the grow-out phase of production. The contracts are identical to those entered into by the Company with non-related parties and are terminable at any time by the Company. The ownership of the farms and the aggregate amounts paid by the Company under the grower contracts during fiscal 1995 are as follows: James T. Hudson (2 farms), $233,000; H&G Farms (50 percent owned by James T. Hudson), $198,000; Michael T. Hudson (1 farm), $130,000; Charles B. Jurgensmeyer (1 farm), $62,000; James R. Hudson and Larry E. Helmich (1 farm, joint ownership), $93,000; and Elmer W. Shannon (1 farm), $87,000.

    Larry E. Helmich has been an employee of the Company since 1979.
For fiscal 1995, Mr. Helmich received salary and bonus totaling $425,000. Mr. Helmich served as a member of the Board of Directors from July 1985 until December 1985, and continues to serve as the General Manager of the Noel Complex in Noel, Missouri. Mr. Helmich is the husband of Jane M. Helmich, the son-in-law of James T. Hudson and the brother-in-law of Michael T. Hudson and James R. Hudson.

    James T. Hudson was a party to other certain transactions with the Company during fiscal 1995. See "Executive Compensation Committee Interlocks and Insider Participation."

SECTION 16 REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it with respect to fiscal 1995, or written representations from certain reporting persons, the Company believes that all directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities have complied in a timely fashion with their reporting obligations under Section 16(a), except that during fiscal 1995, reports on Form 4 were filed late by Messrs. J.T. Hudson, J.R. Hudson, Hitt, Shannon and Ms. Helmich.

AUDITORS TO BE PRESENT

    The Company employs Coopers & Lybrand L.L.P. of Tulsa, Oklahoma as its principal independent public accountants. A representative of Coopers & Lybrand is expected to attend the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

VOTING PROCEDURES

    Nominees for the Board of Directors of the Company will be elected by a plurality of the votes of shares of all classes of common stock present in person or represented by proxy at the Annual Meeting. Stockholder votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company's transfer agent, Chemical Mellon Shareholder Services of Los Angeles, California, and the results will be announced by the transfer agent at the Annual Meeting.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held on February 14, 1997 must be received by the Company on or before August 23, 1996, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

    The Company's By-Laws require that for business to be properly brought before the Annual Meeting by a stockholder, the Company's Secretary must receive a written proposal for the consideration of such business at least 120 days prior to the scheduled meeting date. Any stockholder who wishes to bring business before an Annual Meeting should contact the Company for additional information as to the procedures to be followed.

OTHER MATTERS

    So far as now known, there is no business other than that described above to be presented to the stockholders for action at the Annual Meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                           By Order of the Board of Directors


                                    TOMMY D. REYNOLDS
                                        Secretary
December 20, 1995

                        HUDSON FOODS, INC.
       PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR
        ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 9, 1996

    The undersigned hereby constitute(s) and appoint(s) James T. Hudson and Charles B. Jurgensmeyer as Proxies, each with the power to appoint his substitute, and hereby authorizes the Proxies, or either of them, to represent and vote as designated on the reverse side all of the shares of common stock of Hudson Foods, Inc. held of record by the undersigned on December 13, 1995, at the Annual Meeting of Stockholders to be held on February 9, 1996, and any adjournment thereof.

                     PLEASE SEE REVERSE SIDE

                     [Reverse of Proxy Card]

This proxy, when properly executed, will be voted             Please mark
in the manner directed herein by the undersigned.            your votes as
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED            indicated in
FOR PROPOSALS 1 AND 2.                                      this example [X]

1.  ELECTION OF DIRECTORS           Nominees:  James T. Hudson; Michael T.
                                    Hudson; Charles B. Jurgemsmeyer; Elmer W.
       FOR           WITHHOLD       Shannon; Jerry L. Hitt; Kenneth N. May;
       all          AUTHORITY       James R. Hudson; and Jane M Helmich.
    Nominees    for all Nominees

       [_]             [_]          To withhold authority to vote for any
                                    individual Nominee, write that Nominee's
                                    name on the line below.
                                    _________________________________________

                                    Please mark, sign, date and promptly return
                                    this proxy card in the enclosed envelope.
2.  IN THEIR DISCRETION on any      Please sign exactly as your name(s)
other matter which may properly     appear(s) on your stock certificate(s).
come before the meeting,            When shares are held by joint tenants, both
including any adjournment thereof.  should sign.  When signing as attorney, executor, administrator, trustee, or
  FOR     AGAINST     ABSTAIN       guardian, please give full title as such.
                                    If a corporation, please sign in full
  [_]       [_]         [_]         corporate name by President or other
                                    authorized officer.  If a partnership,
                                    please sign in partnership name by
                                    authorized person.


                                    Dated:_______________________________, 1996

                                    ___________________________________________
                                                     Signature

                                    ___________________________________________
                                              Signature if held jointly